UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 11, 2006 (August 10, (2006)
Red Lion Hotels Corporation

(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

201 W. North River Drive Suite 100 Spokane, Washington	99201

(Address of Principal Executive Offices)	(Zip Code)
(509) 459-6100

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Effective August 10, 2006 Red Lion Hotels Corporation (the “Company”) entered into an Executive Employment Agreement (the “Agreement”) with Thomas L. McKeirnan, pursuant to which Mr. McKeirnan will continue to serve as the Company’s Senior Vice President, General Counsel. This agreement supersedes any prior employment agreements and replaces that certain Executive Employment Agreement between Mr. McKeirnan and the Company dated May 21, 2003.
Under the Agreement, Mr. McKeirnan will be employed by the Company through December 31, 2007, unless the Agreement is terminated earlier in accordance with its terms. Thereafter, the Agreement will automatically renew for additional one-year periods unless it is terminated by either party upon 120-days’ notice prior to the end of the initial or any renewal period.
Under the Agreement, Mr. McKeirnan will receive an annual base salary of $159,500 (subject to annual review and increase in the discretion of the Compensation Committee of the Company’s Board of Directors), and will be eligible for an annual bonus of 30% of his base salary upon attainment of certain target performance measures set by the Compensation Committee.
The Agreement may be terminated by the Company for “Cause” (as defined in the Agreement) or by Mr. McKeirnan within six months of the occurrence of any event that constitutes “Good Reason” (as defined in the Agreement). Good Reason includes, among other things, any of the following events that occur within 18 months after a change of control of the Company: (a) the Company changes its headquarters office location to a location more than 40 miles from the city limits of Spokane, Washington, (b) the Company changes Mr. McKeirnan’s job title, or (c) Mr. McKeirnan experiences a significant diminution of his duties or responsibilities or compensation compared to prior to the change in control (other than as a result of the termination of his employment for Cause, death or disability or a voluntary termination by Mr. McKeirnan without Good Reason).
If (a) Mr. McKeirnan terminates the Agreement for Good Reason, (b) the Company terminates the Agreement without Cause other than by reason of Mr. McKeirnan’s death or disability, or (c) the Company gives notice electing not to permit the Agreement to automatically renew for an additional year following the end of the initial or any renewal term, Mr. McKeirnan will be entitled to receive a severance payment equal to his total cash compensation for the previous fiscal year (but not less than $159,500). In addition, upon such a termination event, all stock options held by Mr. McKeirnan will immediately vest, any restricted stock granted but not yet issued to him will be issued, and all restrictions imposed on that stock will terminate.
Also effective August 10, 2006 Red Lion Hotels Corporation (the “Company”) entered into an Executive Employment Agreement (the “Agreement”) with Anthony Dombrowik, pursuant to which Mr. Dombrowik will continue to serve as the Company’s Senior Vice President, Controller.
Under the Agreement, Mr. Dombrowik will be employed by the Company through December 31, 2007, unless the Agreement is terminated earlier in accordance with its terms. Thereafter, the Agreement will automatically renew for additional one-year periods unless it is terminated by either party upon 120-days’ notice prior to the end of the initial or any renewal period.

Under the Agreement, Mr. Dombrowik will receive an annual base salary of $120,960 (subject to annual review and increase in the discretion of the Compensation Committee of the Company’s Board of Directors), and will be eligible for an annual bonus of 30% of his base salary upon attainment of certain target performance measures set by the Compensation Committee.
The Agreement may be terminated by the Company for “Cause” (as defined in the Agreement) or by Mr. Dombrowik within six months of the occurrence of any event that constitutes “Good Reason” (as defined in the Agreement). Good Reason includes, among other things, any of the following events that occur within 18 months after a change of control of the Company: (a) the Company changes its headquarters office location to a location more than 40 miles from the city limits of Spokane, Washington, (b) the Company changes Mr. Dombrowik’s job title, or (c) Mr. Dombrowik experiences a significant diminution of his duties or responsibilities or compensation compared to prior to the change in control (other than as a result of the termination of his employment for Cause, death or disability or a voluntary termination by Mr. Dombrowik without Good Reason).
If (a) Mr. Dombrowik terminates the Agreement for Good Reason, (b) the Company terminates the Agreement without Cause other than by reason of Mr. Dombrowik’s death or disability, or (c) the Company gives notice electing not to permit the Agreement to automatically renew for an additional year following the end of the initial or any renewal term, Mr. Dombrowik will be entitled to receive a severance payment equal to his total cash compensation for the previous fiscal year but not less than $120,960). In addition, all stock options held by Mr. Dombrowik will immediately vest, any restricted stock granted but not yet issued to him will be issued, and all restrictions imposed on that stock will terminate.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION
(Registrant)
/s/ Anupam Narayan
Anupam Narayan, Executive Vice President, CIO & CFO

August 11, 2006
(Date)